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                                                                    Exhibit 3.4


                          SOUTHFIRST BANCSHARES, INC.


                              AMENDMENT OF BYLAWS:

                           CERTIFICATE OF RESOLUTIONS


         The undersigned, Sandra H. Stephens, Secretary of SouthFirst Bancshares, Inc., hereby certifies that the following resolutions were duly adopted and approved by the Board of Directors of SouthFirst Bancshares, Inc., during a meeting of the Board of Directors held on January 21, 2003, said resolutions remaining valid and in effect as of this 11th day of February, 2003:

         WHEREAS, Section 10A of the Securities Exchange Act of 1934 was amended by Section 301 of the Sarbanes-Oxley Act of 2002, whereby, not later than April 26, 2003, each member of the audit committee (the "Audit Committee") of SouthFirst Bancshares, Inc. (the "Company") is required to be an independent director of the Company;

         WHEREAS, Article V, Section 1 of the Company's bylaws (the "Bylaws") currently provides that the chairman (the "Chairman") of the Company's board of directors (the "Board of Directors") is an officer of the Company; and

         WHEREAS, the Board of Directors has determined, among other things, that it is in the best interests of the Company to enable the Chairman to serve on the Company's Audit Committee and, thus, it is in the best interests of the Company to amend its Bylaws, for the purpose of precluding the Chairman from being an officer of the Company;

         NOW, THEREFORE, BE IT RESOLVED, that, pursuant to and in accordance with Article XI of the Bylaws, the Bylaws hereby are amended by restating Article V, Section 1 thereof, so as to read in its entirety as follows:

                  "SECTION 1. Positions. The officers of the Corporation shall be a chief executive officer, a president, one or more vice presidents, a secretary and a treasurer, each of whom shall be elected by the board of directors. The board of directors may designate one or more vice presidents as executive vice president or senior vice president. The board of directors may also elect or authorize the appointment of such other officers as the business of the Corporation may require. The officers shall have such authority and perform such duties as the board of directors may from time to time authorize or determine. In the absence of action by the board of directors, the officers shall have such powers and duties as generally pertain to their respective offices.

         FURTHER RESOLVED, that, pursuant to and in accordance with the amendment and restatement of Article V, Section 1 of the Bylaws, the Chairman shall no longer be, and hereby is not, an officer of the Company;


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         FURTHER RESOLVED, that the appropriate officers of the Company hereby are authorized and directed to do all such things necessary, convenient or appropriate, and to execute and deliver all documents and papers necessary or appropriate, to carry out the foregoing resolutions.

         IN WITNESS WHEREOF, the undersigned has set her hand this 11th day of February, 2003.


                                    /s/  Sandra H. Stephens
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                                    Sandra H. Stephens, Secretary